Exhibit 10.2

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) by and between The Warnaco Group, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Joseph R. Gromek (the “Executive”), is dated as of December 13, 2011.

WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer and has served as a member of the board of directors of the Company (the “Board”);

WHEREAS, the Board and the Company appreciate all of the leadership, hard work and dedication the Executive has provided the Company and its Affiliates over the years;

WHEREAS, the Company and the Executive are party to an employment agreement dated as of December 19, 2007 (the “Employment Agreement”) (all capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement);

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.         Resignation as President and Chief Executive Officer.  Effective as of February 1, 2012 (the “Resignation Date”), the Executive shall resign from serving as the President and Chief Executive Officer of the Company and, except as provided in Section 2 of this Agreement, from all other positions the Executive then holds as an officer and employee of the Company or of any of the Company’s Affiliates and as a member of the Board and the board of directors of any of the Company’s Affiliates.  The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned from such positions on the Resignation Date, regardless of when or whether he executes any such documentation.

2.          Transition Period.  During the period commencing on the Resignation Date and continuing through March 4, 2012  (or such earlier date if the Executive’s voluntarily terminates his employment or dies prior to March 4, 2012) (the “Separation Date” and, such continuation period, the “Transition Period”), the Executive shall serve as a non-officer employee of the Company and the Executive’s employment shall terminate without any further action of either party on the Separation Date.

3.          Base Salary; Benefits and Perquisites.  Up through the Resignation Date and during the Transition Period, the Executive shall continue to be paid his current Base Salary, reimbursed business expenses and, subject to the last sentence of this Section 3, participate in employee health and welfare and perquisite plans and programs on the same basis he was participating in such plans and programs on the date of this Agreement.  Except as otherwise expressly provided in this Agreement, the Executive shall not be entitled to receive any other payments, benefits or entitlements.  For the avoidance of doubt, except as otherwise provided in Section 4 and, if applicable, Section 5 below, the Executive shall not be entitled to receive any annual bonus, long-term incentive and/or equity awards or any Supplemental Awards on or after the date of this Agreement.

4.          Annual Incentive Award.  Following the Resignation Date, the Executive shall be entitled to receive the Annual Bonus for fiscal year 2011 in accordance with the terms and conditions of the applicable bonus plan, payable to the Executive on March 5, 2012.

5.          Additional Payments.  Subject to, and in consideration of, the Executive’s execution and non-revocation of the release of claims against the Company attached hereto as Exhibit A (the “Release”) within 21 days following the Separation Date, the Executive (or his estate, as applicable) shall be entitled to the following:

(a)     in lieu of a bonus for 2012, an amount equal to the Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days from January 1, 2012 through the Separation Date and the denominator of which is 365, payable in cash on March 26, 2012;

(b)     a fully vested Supplemental Award for 2011 equal to 30% of the sum of (i) the actual base salary paid to the Executive for fiscal year 2011 and (ii) the bonus paid to the Executive under Section 4 above, to be awarded and paid in accordance with Section 6(b) of the Employment Agreement, provided the grant date shall be March 26, 2012;

(c)     a fully vested pro-rata Supplemental Award for 2012 equal to 30% of the sum of (i) the actual base salary paid to the Executive for fiscal year 2012 and (ii) the amount paid to the Executive under Section 5(a) above, to be awarded and paid in accordance with Section 6(b) of the Employment Agreement, provided the grant date shall be March 26, 2012; and

(d)     provided the Executive makes a timely election under COBRA, continued participation for the Executive and his eligible dependents in the Company’s medical and dental plans in which the Executive and his eligible dependents were participating immediately prior to the Separation Date until the earlier of (a) the 18th month anniversary of the Separation Date, or (b) the date, or dates, the Executive receives equivalent coverage under the plans and programs of a subsequent employer; provided that, at the Company’s election, the Executive shall pay the full cost of such COBRA premiums and the Company shall promptly reimburse the Executive for its portion of the premiums (as if the Executive had continued in employment); and provided, further, that in no event shall there be any gross up provided by the Company for any tax liabilities or otherwise.

6.          Outstanding Equity Awards.  The Executive has previously been granted non-qualified stock options (“Stock Options”), shares of restricted stock (“Restricted Shares”), performance units (“Performance Units”), and restricted stock units (“RSUs”) under the Stock Incentive Plan.  All such Stock Options, Restricted Shares, Performance Units and RSUs (other than Career Units to be granted pursuant to Section 5 above or addressed in Section 7 hereof) shall hereinafter be referred to as the “Equity Awards.”   The Executive’s outstanding Equity

Awards, as of the date hereof, are set forth on the schedule attached hereto as Schedule I and, upon the Separation Date, the Equity Awards shall be treated as follows:

(a)     The Executive’s outstanding Performance Units shall continue to vest as if the Executive had remained employed, subject to the Executive not engaging in a Competitive Activity as set forth in the applicable award agreement;

(b)     The Executive’s outstanding Stock Options granted prior to December 19, 2007 are fully vested and, subject to the Executive’s not breaching Section 10 below, shall remain exercisable until the first anniversary of the Separation Date;

(c)     The Executive’s outstanding Stock Options granted in 2008 and 2009 shall be fully vested as of March 4, 2012 and, subject to the Executive’s not breaching Section 10 below, shall remain exercisable until the first anniversary of the Separation Date;

(d)     The Executive’s outstanding Stock Options granted in 2010 and 2011 will continue to vest as if the Executive had remained employed, with all vested stock options remaining exercisable until the later of two years following the Separation Date or six months following the last applicable vesting date for such option grant; provided that if the Company makes a determination that the Executive engaged in a Competitive Activity, all vesting shall cease and the portion of the option grant which is vested as of the date of such determination shall only remain exercisable for one month following such determination; and

(e)     The Executive’s outstanding Restricted Shares and RSUs (other than the Career Units) which vest after the Separation Date shall, subject to the Executive not engaging in a Competitive Activity prior to the applicable vesting date, continue to vest as if the Executive has remained employed.

For purposes of this Section 6, “Competitive Activity” shall have the meaning ascribed to such term in the applicable award agreement.

7.          Supplemental Awards.  The Executive has previously been granted non-qualified deferred compensation in the form of Supplemental Awards (consisting of Career Units and credits to the Executive’s Notional Account).  The Executive’s Career Units, and the Executive’s Adjusted Notional Account balance (not including the Supplemental Awards to be granted pursuant to Section 5 above), are set forth on the schedule attached hereto as Schedule II.  The Supplemental Awards set forth on Schedule II are fully vested and all Supplemental Awards shall be delivered or paid to the Executive (or his estate) in accordance with Section 6(b) of the Employment Agreement.

8.          Non-Disparagement.  On and after the date hereof, the Executive and the Company each agree that the mutual non-disparagement covenants contained in Section 11(d) of the Employment Agreement shall be incorporated by reference in this Agreement and shall remain in full force and effect.

9.          Confidentiality; Assignment of Rights; Return of Property.  On and after the date hereof, the Executive shall continue to be subject to the confidentiality provisions, the assignment of rights (for Rights made or conceived during the Executive’s employment), and return of property provisions set forth in Section 10 of the Employment Agreement, which provisions are incorporated by reference in this Agreement and shall remain in full force and effect.

10.         Non-Competition and Non-Solicitation.  The Executive acknowledges that in the Executive’s capacity in management the Executive has had a great deal of exposure and access to the trade secrets of the Company or its Affiliates and other Confidential Information.  Therefore, to protect such trade secrets and other Confidential Information, in addition to the Executive’s obligations not to engage in a “Competitive Activity” pursuant to the applicable award agreements for any Equity Awards, the Executive agrees as follows:

(a)     During the Executive’s employment with the Company or any Affiliate and for 24 months following the Separation Date, the Executive shall not, other than in the ordinary course of performing the Executive’s duties for the Company prior to the Separation Date or as agreed by the Company in writing, engage in a “Competitive Business,” directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its Affiliates is engaged in business.  The Executive shall not be deemed to be in violation of this Section 10(a) by reason of the fact that the Executive owns or acquires, solely as an investment, up to two percent (2%) of the outstanding equity securities (measured by value) of any entity.  “Competitive Business” shall mean a business engaged in (x) apparel design and/or apparel wholesaling or (y) retailing in competition with any business that the Company or any of its Affiliates is conducting at the time of the alleged violation.

(b)     During the Executive’s employment with the Company or any Affiliate and for 24 months following the Separation Date, the Executive shall not, other than in the ordinary course of the Company’s business prior to the Separation Date or with the Company’s prior written consent, directly or indirectly, solicit or encourage any customer of the Company or any of its Affiliates to reduce or cease its business with the Company or any such Affiliate or otherwise interfere with the relationship of the Company or any Affiliate with its customers.

(c)     During the Executive’s employment with the Company or any Affiliate and for 24 months following the Separation Date, the Executive shall not, other than in the ordinary course of the Company’s business prior to the Separation Date or with the Company’s prior written consent, directly or indirectly, hire any employee of the Company or any of its Affiliates, or solicit or encourage any such employee to leave the employ of the Company or its Affiliates, as the case may be.

11.         Cooperation.  On and after the date hereof, the Executive and the Company each agree that the provisions of the cooperation covenant contained in Section 13 of the Employment Agreement shall be incorporated by reference in this Agreement and shall remain in full force and effect.

12.         Injunctive and Other Relief.  The Executive expressly agrees and acknowledges any breach or threatened breach of any of his obligations under Section 8, Section 9 or Section 10 above will cause the Company immeasurable and irreparable harm for which there is no adequate remedy at law, and as a result of this, the Company shall be entitled to seek the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself, without the necessity of posting a bond, restraining the Executive from committing or continuing to commit any such violation.

13.         No Mitigation; Offset.  The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise and, except as otherwise provided in Section 5(d) or Section 6 of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.  Notwithstanding anything herein to the contrary or otherwise, the payment in Section 4 hereof and the Equity Awards shall be subject to cancellation and recoupment by the Company, and shall be repaid by the Executive to the Company, to the extent required by law or regulation or pursuant to any listing requirement for the Company’s stock, or by any Company policy or agreement.

14.         Indemnification; Tax Matters; Resolution of Disputes.  Notwithstanding the other provisions of this Agreement, the indemnification and other provisions set forth in Section 21 of the Employment Agreement, the provisions of Section 14 of the Employment Agreement, and the provisions of Section 24 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, where applicable any reference to “this Agreement” in such sections shall mean this Retirement Agreement.

15.         Compliance with Section 409A of the Code.  Notwithstanding other provisions of this Agreement, the provisions relating to Section 409A of the Code set forth in the Employment Agreement (including, without limitations, those provisions set forth in Section 6(b), Section 8 and Section 9(l) of the Employment Agreement) are incorporated by reference in this Agreement and shall remain in full force and effect.

16.         Entire Agreement. As of the date hereof, this Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and, as of the date hereof, supercedes in its entirety the Employment Agreement and any severance plan, policy or arrangement of the Company; provided that (w) if the Executive is removed as President and Chief Executive Officer of the Company by the Board without Cause prior to the Resignation Date and a Change in Control as defined in clauses (i) or (ii) of such definition has not occurred as of the Executive’s Date of Termination, he shall be entitled to the payments and entitlements set forth in Section 9(a) of the Employment Agreement, (x) if the Executive is removed as President and Chief Executive Officer of the Company by the Board without Cause both prior to the Resignation Date and on or after a Change in Control as defined in clauses (i) or (ii) of such definition has occurred, he shall be entitled to the payments and entitlements set forth in Section 9(d) of the Employment Agreement, (y) if the Executive dies prior to the Resignation Date, his estate shall be entitled to the payments and entitlements set forth in Section 9(b) of the Employment Agreement, and (z) if the Executive terminates his employment for any reason (other than upon death) prior to the Resignation Date or his employment is terminated by the Board for Cause prior to the Resignation Date, he shall be entitled to payments and entitlements set forth in Section 9(c) of the Employment Agreement, and in all such cases, this Agreement shall be null and void and of no further effect.  For the avoidance of doubt, in no event shall clauses (a) through (k) of Section 9 of the Employment Agreement apply for any termination of the Executive’s employment on or after February 1, 2012 and if the Company terminates the Executive’s employment for any reason during the Transition Period, the Executive shall be entitled to the payments and benefits of this Agreement as if he remained employed through March 4, 2012.  Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in Section 3, 4, 5, 6 and 7 of this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Company on and after the date hereof.  In addition, as of the date hereof, the Executive expressly waives his right to terminate his employment for Good Reason under the Employment Agreement.

17.         Assignability; Binding Nature; Severability.  Notwithstanding the other provisions of this Agreement, the provisions of Section 16 of the Employment Agreement and Section 19 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, that any reference to “this Agreement” in such sections shall mean this Retirement Agreement.

18.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York without reference to principles of conflicts of law, provided, however, that Federal law shall apply to the interpretation or enforcement of the provisions incorporated by reference from Section 24 of the Employment Agreement.

19.         Notices.  Any notice given to a Party shall be in writing and shall be deemed to have been given (i) when delivered personally (provided that a written acknowledgement of receipt is obtained), (ii) three days after being sent by certified or registered mail, postage prepaid, return receipt requested, or (iii) two days after being sent by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier), with any such notice duly addressed to the Party concerned at the address indicated below or to such other address as such Party may subsequently designate by written notice in accordance with this Section 19:

If to the Company:	The Warnaco Group, Inc. 501 Seventh Avenue New York, New York 10018 Attention: General Counsel

If to the Executive:	The most recent address in the Company’s records.

20.         Withholding of Taxes.  The tax withholding and other provisions set forth in Section 26 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect.

21.         Miscellaneous.  No provision of this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing signed by the Party against whom it is being enforced (either the Executive or an authorized officer of the Company, as the case may be). The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

22.         Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Remainder of page is left intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

THE WARNACO GROUP, INC.

By:	/s/ Jay L. Dubiner
Name:	Jay L. Dubiner
Title:	Senior Vice President, General Counsel and Secretary

THE EXECUTIVE

/s/ Joseph R. Gromek
Joseph R. Gromek

EXHIBIT A

AGREEMENT AND RELEASE OF CLAIMS

THIS AGREEMENT AND RELEASE is executed by the undersigned (the “Executive”) as of the date hereof.

WHEREAS, the Executive and The Warnaco Group, Inc. (the “Company”) entered into a retirement agreement dated as of December 13, 2011 (the “Retirement Agreement”);

WHEREAS, the Executive has certain entitlements pursuant to the Retirement Agreement subject to the Executive’s executing this Agreement and Release and complying with its terms.

NOW, THEREFORE, in consideration of the payments set forth in Section 5 of the Retirement Agreement and other good and valuable consideration, the Executive agrees as follows:
The Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (the “Executive Releasors”), hereby releases and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, successors and assigns and all of the aforesaid companies’ past and present officers, directors, employees, trustees, shareholders, representatives and agents (the “Company Releasees”), from any and all claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, that any Executive Releasor had, may have had or now has against the Company or any other Company Releasee as of the date of execution of this Agreement and Release arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company (or any affiliate), including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act of 1991, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (other than any claim for vested benefits), the Family and Medical Leave Act, and the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act (“ADEA”)), tort, contract, or alleged violation of any other legal obligation (collectively “Released Executive Claims”).  In addition, in consideration of the promises and covenants of the Company, the Executive, on behalf of himself and the other Executive Releasors, further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to any of the foregoing actions, causes of action, claims or charges that are known or suspected to exist in the Executive’s favor as of the date of this Agreement and Release.  Anything to the contrary notwithstanding in this Agreement and Release or the Retirement Agreement, nothing herein shall release any Company Releasee from any claims or damages based on (i) any right or claim that arises after the date of this Agreement and Release pertaining to a matter that arises after such date, (ii) any right the Executive may have to enforce

Sections 4, 5, 6, 7 or 14 of the Retirement Agreement, (iii) any right or claim the Executive may have to benefits or equity awards that have accrued or vested as of the Date of Termination or any right pursuant to any qualified retirement plan or (iv) any right the Executive may have to be indemnified by the Company to the extent such indemnification by the Company or any Affiliate is permitted by applicable law or the Company’s by-laws.

The Executive understands that nothing in this Agreement and Release shall be construed to prohibit him from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, and/or any federal, state or local agency.  Notwithstanding the foregoing, the Executive hereby waives any and all rights to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf based on events occurring prior to the date of this Agreement and Release.

The Executive agrees that he shall continue to be bound by, and will comply with, the provisions of Sections 8, 9, 10, and 11 of the Retirement Agreement and the provisions of such sections, along with Section 12 and 13 of the Retirement Agreement, shall be incorporated fully into this Agreement and Release.

The Executive acknowledges that he has been provided a period of at least 21 calendar days in which to consider and execute this Agreement and Release.  The Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Agreement and Release to revoke his acceptance by delivering to the Company written notification of his intention to revoke this Agreement and Release in accordance with Section 19 of the Retirement Agreement.  This Agreement and Release becomes effective when signed unless revoked in writing and in accordance with this seven-day provision.  To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Agreement and Release.

This Agreement and Release shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflicts of law.  Capitalized terms, unless defined herein, shall have the meaning ascribed to such terms in the Retirement Agreement.

IN WITNESS WHEREOF, the Executive has executed this Agreement and Release as of the date hereof.

Joseph R. Gromek

Date:

Joseph Gromek Equity Summary	Schedule I

5-Dec-11

Assumes March 4, 2012 retirement date

Grant Type	PlanID	Grant Date	Grant Price	Options/ RES Granted	Options Exercised/ RES lapsed	Options/RES Outstanding	Options Exercisable	Options/ RES Vested	Vesting Date	Options/ RES Vesting	Vesting Date	Options/ RES Vesting	Vesting Date	Options/ RES Vesting	Last date to Exercise
Stock Option Summary 1, 2
NQ	2005	02/28/2006	$23.21	138,300	0	138,300	138,300	138,300							3/4/2013
NQ	2005	03/07/2007	$27.07	75,100	0	75,100	75,100	75,100							3/4/2013
NQ	2005	05/14/2008	$50.13	74,100	0	74,100	74,100	74,100							3/4/2013
NQ	2005	05/13/2009	$27.02	92,100	0	92,100	61,400	61,400	03/04/2012	30,700					3/4/2013
NQ	2005R	03/03/2010	$43.28	49,000	0	49,000	16,334	16,334	03/03/2012	16,333	03/03/2013	16,333			3/4/2014
NQ	2005R	03/01/2011	$55.57	59,700	0	59,700	0	0	03/01/2012	19,900	03/01/2013	19,900	03/01/2014	19,900	9/1/2014
				488,300		488,300	365,234	365,234

Restricted Stock/Unit Summary
RES	2005	05/13/2009	$0.00	36,650	0	36,650	0	0	03/04/2012	36,650
RSU	2005R	03/03/2010	$0.00	22,150	0	22,150	0	0	03/03/2013	22,150
RSU	2005R	03/01/2011	$0.00	27,600	0	27,600	0	0	03/01/2014	27,600
				86,400		86,400

Performance Share/Unit Summary 3, 4
PU	2005R	03/03/2010	$0.00	22,150	0	22,150	0	0	03/03/2013	22,150
PU	2005R	03/01/2011	$0.00	27,600	0	27,600	0	0	03/01/2014	27,600
				49,750		49,750

Notes:
1	Options granted in 2009 or earlier that vest prior to retirement or thereafter must be exercised within 12 months of retirement
2	Options granted 2010 and later that are vested prior to retirement or vest after retirement must be exercised by the later of 2 years from retirement or 6 months from last applicable vesting date
3	Equity granted in 2010 and later is retirement eligible and therefore continues to vest after retirement.
4	Actual number of Performance Shares/Units vesting is contingent on performance and applicable award Agreement. Shares shown are at target.

This schedule is subject to the applicable plan and award agreement, including, if applicable, any requirement not to engage in "Competitive Activity" in order to be eligible for continued vesting of equity awards or to exercise any vested options.

Joseph Gromek Supplemental Award Summary	Schedule II

5-Dec-11

Assumes March 4, 2012 retirement date

Grant Type	Expiration Date	PlanID	Grant Date	Grant Price	RES Granted	RES Lapsed	RES Outstanding	RES Vested	Grant Date	Grant Value

Career Shares Summary 1									Notional Account Summary 2
RSU	05/23/2015	2005 SA	05/23/2005	$0.00	12,121	0	12,121	12,121		$264,603.90
RSU	02/28/2016	2005 SA	02/28/2006	$0.00	10,690	0	10,690	10,690		$248,125.05
RSU	03/07/2017	2005 SA	03/07/2007	$0.00	10,784	0	10,784	10,784		$291,910.05
RSU	03/05/2018	2005 SA	03/05/2008	$0.00	12,051	0	12,051	12,051		$450,000.00
RSU	03/04/2019	2005 SA	03/04/2009	$0.00	22,633	0	22,633	22,633		$436,812.45
RSU	03/03/2020	2005 SA	03/03/2010	$0.00	10,961	0	10,961	10,961		$474,375.00
RSU	03/01/2021	2005 SA	03/01/2011	$0.00	11,789	0	11,789	11,789		$655,112.55
					91,029		91,029	91,029
									Investment gain (loss)	$712,851.16

									Balance as of 7/2/2011 3	$3,533,790.16

Notes:
1	Career Shares 100% vested; delivered in January 2013 assuming a retirement date in 2012
2	Notional Account balance is subject to investment gains and losses based on participant investment elections
3	Awards to be delivered in Januiary 2013 assuming a retirement date in 2012